FORM 8-K--CURRENT REPORT
         (As last amended in Rel. No. 34-25113, eff. 1/30/95.)

                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                               FORM 8-K

                            CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    August 1, 1996

                        FIRST UNITED CORPORATION
         (Exact name of registrant as specified in its charter)

       MARYLAND               0-14237                 52-1380770
    (State or other        (Commission              (IRS Employer of
    jurisdiction            File Number)             Identification No.)
    incorporation)

               19 South 2nd Street, Oakland, Maryland 21550
                 (Address of principal executive offices)

Registrant's telephone number, including area code    301-334-9471

Former name or former address, if changed since last report:  N/A

                         First United Corporation
         ------------------------------------------------------------
                  19 S. Second Street, Oakland, MD  21550

FOR IMMEDIATE RELEASE
Date:    08/01/96
Contact: Jeannette Rudy Fitzwater
              (301) 334-9471, ext. 421, (301) 334-5784


FIRST UNITED CORPORATION ANNOUNCES STOCK REPURCHASE AUTHORIZATION

     As a part of the Corporation's capital plan, the Board of Directors of First United Corporation authorized the Corporation's officers to repurchase up to 5 percent of its outstanding common stock. Purchases of the Corporation's stock under this program will be completed in brokered transactions or directly from the Corporation's market makers. The repurchased stock will be used for future stock dividends, acquisitions or other corporate purposes.

     The Corporation's stock has been listed in the Nasdaq National Market System since September 1992 and is traded under the symbol FUNC. The Corporation has 6,506,295 shares of common stock outstanding.

     The Corporation, a one-bank holding company headquartered in Oakland, Maryland, recently announced that year-to-date as of June 30, 1996, income was up 32.44 percent over the same period in 1995. Net income for the first two quarters of 1996 was $3.22 million or $.49 per share, as compared to $2.43 million or $.37 per share for the same period in 1995.

     William B. Grant, Chairman of the Board and Chief Executive Officer for First United Corporation, explained that 1995 was a year of positioning for the Company. First United invested $1.08 million in restructuring efforts. This included some consolidation efforts and employee early retirement packages, all aimed at maintaining a high level of quality customer service, while increasing the future efficiency of the organization. Mr. Grant attributed much of the increased year-to-date income in 1996 to the forward thinking management decisions made in 1995.

    First United Corporation offers full-service banking through its primary banking subsidiary, First United National Bank & Trust. The bank operates a traditional network of offices throughout Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy and Hampshire Counties in West Virginia. As of June 30, 1996, the Corporation posted assets of $492.40 million.

                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            FIRST UNITED CORPORATION

Date:  August 1, 1996                       /s/  PHILIP D. FRANTZ